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                                                                    EXHIBIT 99.3

                                                              August 28, 2001


Westvaco Corporation
299 Park Avenue
New York, NY 10171

                 RE: Side Letter
                     -----------

     In connection with the Agreement and Plan of Merger, dated as of August 28, 2001, by and among MW Holding Corporation, Michael Merger Sub Corporation, William Merger Sub Corporation, The Mead Corporation and Westvaco Corporation (the "Merger Agreement"), this will confirm our agreement as follows:
      ----------------

     1. Defined Terms. Defined terms used herein shall have their respective
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meanings as set forth in the Merger Agreement.

     2. Raymond W. Lane. The parties have agreed that Raymond W. Lane shall be
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offered an amendment to his Severance Agreement which provides that (i) he accepts the position with Parent set forth on Exhibit B to the Merger Agreement with Parent, (ii) he will not be required to move to Stamford, but will commute as necessary to provide his services, and (iii) at any time during the eighteen months immediately following the Effective Date, he may terminate his own employment for any reason and such termination shall be treated as a termination for Good Reason (within the meaning of his Severance Agreement) for all purposes of his Severance Agreement.

     3. Jerome F. Tatar Severance. The parties have agreed that the amount of
        -------------------------
the minimum lump sum severance amount provided in Section 8(b)(i) of the Employment Agreement provided for in Section 6.18 of the Merger Agreement by and among Jerome F. Tatar, The Mead Corporation, and MW Holding Corporation shall be $7.8 million.

     4. Third Party Beneficiaries. Both Raymond W. Lane and Jerome F. Tatar
        -------------------------
shall be third party beneficiaries of this Letter Agreement.


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Westvaco Corporation
August 28, 2001


                                                Sincerely,

                                                The Mead Corporation

                                                /s/ Jerome F. Tatar
                                                --------------------
                                                Name:  Jerome F. Tatar
                                                Title: Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer

Agreed to and accepted by:

MW Holding Corporation

/s/ Jerome F. Tatar
--------------------
Name: Jerome F. Tatar
Title: President

Westvaco Corporation

/s/ John A. Luke, Jr.
---------------------
Name:  John A. Luke, Jr.
Title: Chairman of the Board,
       President and Chief
       Executive Officer